UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported):	April 3, 2018

                      Oshkosh Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

          P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)

           (920) 235-9151
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company                                                                      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(A) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2018, Oshkosh Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement among the Company, the various lenders party thereto, and Bank of America, N.A., as administrative agent (the “Credit Agreement”). The Credit Agreement replaced the Company’s existing Amended and Restated Credit Agreement, dated as of March 21, 2014 (as amended, supplemented or otherwise modified prior to April 3, 2018, the “Existing Credit Agreement”), among the Company, the various lenders party thereto, and Bank of America, N.A., as administrative agent.

The Credit Agreement provides for (i) an unsecured revolving credit facility that matures in April 2023 with an initial maximum aggregate amount of availability of $850 million and (ii) an unsecured $325 million term loan facility due in quarterly principal installments equal to 1.25% of the original principal amount of the term loan facility commencing September 30, 2019 with a balloon payment of the entire remaining outstanding principal balance due at maturity in April 2023. Availability under the revolving credit facility is reduced by outstanding letters of credit, which were approximately $88.1 million as of April 3, 2018. The Company may increase the aggregate amount of the revolving credit and/or term loan commitments under the Credit Agreement, including by the addition of one or more additional tranches of term loans, by an aggregate amount of up to $500 million, provided that certain conditions are satisfied, including that the Company is not in default under the Credit Agreement at the time of the increase and that the Company obtains the consent of the lenders participating in the increase.  On April 3, 2018, other than the letters of credit described above, no loans or letters of credit were outstanding under the revolving credit facility, and the Company borrowed $325 million under the term loan facility to refinance the balance then outstanding under the Existing Credit Agreement, to pay certain fees and expenses in connection with the closing of the Credit Agreement and for other corporate purposes.

Under the Credit Agreement, and effective April 3, 2018, to transition from secured facilities under the Existing Credit Agreement to unsecured facilities under the Credit Agreement, (i) the guaranties made pursuant to the Existing Credit Agreement and the related loan documents were terminated (other than the Company’s guaranty under the Existing Credit Agreement of certain obligations of its subsidiaries, which guaranty was superseded and replaced by a similar guaranty made by the Company under the Credit Agreement), and (ii) the collateral documents executed by the Company and/or its subsidiaries in connection with the Existing Credit Agreement and the related loan documents and the liens created under such collateral documents were terminated, released and discharged.

Borrowings under the Credit Agreement bear interest at a variable rate equal to, at the Company’s election, (i) LIBOR plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied, or (ii) for dollar-denominated loans only, the base rate (which is the highest of (a) Bank of America, N.A.’s prime rate, (b) the federal funds rate plus 0.50% or (c) the sum of 1.00% plus one-month LIBOR) plus a specified margin, which may be adjusted upward or downward depending on whether certain criteria are satisfied.

The Company must also pay (i) an unused commitment fee ranging from 0.125% to 0.275% per annum of the average daily unused portion of the aggregate revolving credit commitments under the Credit Agreement and (ii) a fee ranging from 0.5625% to 1.750% per annum of the maximum amount available to be drawn for each letter of credit issued and outstanding under the Credit Agreement.

The Credit Agreement contains various restrictions and covenants, including requirements that the Company maintain certain financial ratios at prescribed levels and restrictions, subject to certain exceptions, on the ability of the Company and certain of its subsidiaries to consolidate or merge, create liens, incur additional indebtedness, dispose of assets, pay dividends and other distributions, consummate acquisitions and make investments.  Provided that certain conditions are satisfied, including that (a) the Company is not in default under the Credit Agreement, (b) the aggregate principal amount of indebtedness outstanding under the notes issued pursuant to that certain Indenture, dated as of February 21, 2014 (as supplemented from time to time, the “2022 Notes Indenture”), between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee, has been satisfied and discharged and the Company has been permanently released from certain obligations thereunder, and (c)(i) the aggregate principal amount of indebtedness outstanding under the notes issued pursuant to that certain Indenture, dated as of March 2, 2015 (as supplemented from time to time, the “2025 Notes Indenture”), between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee, is less than or equal to $20,000,000, or (ii) the Covenant Termination Event (as defined in the 2025 Notes Indenture) has occurred and the Company has been permanently released from certain obligations under the 2025 Notes Indenture, then, among other things, the Company and its subsidiaries will be subject to fewer restrictions limiting acquisitions and no longer be subject to restrictions on the ability of the Company and its subsidiaries to pay dividends and other distributions or make investments.

The Credit Agreement contains the following financial covenants:  (a) a maximum leverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated indebtedness to the Company’s consolidated net income before interest, taxes, depreciation, amortization, non-cash charges and certain other items (“EBITDA”)) as of the last day of any fiscal quarter of 3.75 to 1.00, subject to the Company’s right to temporarily increase the maximum leverage ratio to up to 4.25 to 1.00 in connection with certain material acquisitions; and (b) a minimum interest coverage ratio (defined as, with certain adjustments, the ratio of the Company’s EBITDA to the Company’s consolidated cash interest expense) of 2.50 to 1.00 as of the last day of any fiscal quarter.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement to be immediately due and payable. In addition, if the Company or any material subsidiary becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Credit Agreement will automatically become immediately due and payable. Loans outstanding under the Credit Agreement will bear interest at a rate of 2.0% per annum in excess of the otherwise applicable rate upon acceleration of such loans or, upon the lenders’ request, during the continuance of any event of default under the Credit Agreement.

On April 3, 2018, the Company also entered into (a) a First Supplemental Indenture (the “First Supplemental Indenture”) to the 2025 Notes Indenture between the Company and Wells Fargo Bank, National Association, as trustee, and (b) a Third Supplemental Indenture (the “Third Supplemental Indenture”) to the 2022 Notes Indenture between the Company and Wells Fargo Bank, National Association, as trustee.  As a result of the termination of all guaranties of the subsidiaries of the Company made pursuant to the Existing Credit Agreement and the related loan documents, the First Supplemental Indenture and the Third Supplemental Indenture amended and supplemented the 2025 Notes Indenture and the 2022 Notes Indenture, respectively, to release and discharge all note guaranties made by subsidiaries of the Company pursuant thereto.

The foregoing descriptions of the Credit Agreement, the First Supplemental Indenture and the Third Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Credit Agreement, the First Supplemental Indenture and the Third Supplemental Indenture, as applicable, filed herewith as Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

(4.1)	Second Amended and Restated Credit Agreement, dated as of April 3, 2018, among Oshkosh Corporation, the various lenders party thereto, and Bank of America, N.A., as administrative agent.

(4.2)	First Supplemental Indenture, dated as of April 3, 2018, between Oshkosh Corporation and Wells Fargo Bank, National Association, as trustee.

(4.3)	Third Supplemental Indenture, dated as of April 3, 2018, between Oshkosh Corporation and Wells Fargo Bank, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date:  April 9, 2018                                                                                            By:          /s/ Ignacio A. Cortina
           Ignacio A. Cortina
           Executive Vice President, General Counsel
           and Secretary